Exhibit 99.03
AMENDMENT NO. 1 TO
RESEARCH, COLLABORATION AND LICENSE AGREEMENT

This Amendment No.1 to the RCL Agreement (as defined below) is made as of May 20, 2019 (the “Amendment Date”) by and among Amyris, Inc. (“Amyris”) and Lavvan, Inc. (“ Lavvan”).

RECITALS

A.Amyris and Lavvan entered into the Research, Collaboration and License Agreement with an Effective Date of March 18, 2019 (the “RCL Agreement”).
B.Amyris and Lavvan wish to amend the frequency with which the Escrow Materials are escrowed as contemplated by the RCL Agreement.
NOW THEREFORE in consideration of the mutual covenants and agreements contained in this agreement and other good and valuable consideration (receipt and sufficiency of which are hereby acknowledged) the parties agree as follows:
ARTICLE 1
INTERPRETATION
1.1.Defined Terms
Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to such terms under the RCL Agreement.
ARTICLE 2
AMENDMENTS TO RCL AGREEMENT
2.1.Amendments
The RCL Agreement is hereby amended as follows:
2.1.1.Section 4.4.4(y) of the RCL Agreement is amended to read “(y) two (2) months from the date of the most recent deposit”. Section 4.4.4 as amended shall thus read as follows:
“4.4.4 Escrow. Amyris will deposit, at Lavvan’s expense, with a mutually agreed Third Party (the “Escrow Agent”) subject to an escrow agreement between the Parties and such Escrow Agent and reasonably acceptable to the Parties (“Escrow Agreement”), for each Collaboration Cannabinoid (a) not more than five (5) of the most advanced Strains developed under each applicable work plan outlined in the Project Plan (the specific number to be determined by Amyris with Lavvan’s reasonable consent), (b) any Strain that has been selected for Technology Transfer to a Contract Manufacturer pursuant to Section 3.4.3 (a “Commercial Strain”), (c) any Strain where a Milestone achievement has been claimed based upon the performance of such Strain (d) a technical report (including Strain development history) describing the work to date under the applicable work plan outlined in the Project Plan and (e) copies of all supporting SOPs and all other material development related documentation for each Collaboration Cannabinoid developed under the applicable work plan outlined in the Project Plan, including the materials described in Section 3.4.3
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Exhibit 99.03
(collectively, the “Escrowed Materials”). Amyris will deposit the most current version of the Escrowed Materials: (x) promptly upon the claim of any Milestone, (y) two (2) months from the date of the most recent deposit, and (z) within five (5) days prior to the release of the Escrow Materials, which update shall include all Escrow Materials required to be deposited under this Section 4.4.4 prior to such update to the extent not previously deposited. With each deposit of Escrowed Materials, Amyris will provide Lavvan with a description of the Escrowed Materials to be deposited. Lavvan may confirm with the Escrow Agent the receipt of the Escrowed Materials, from time to time, to verify that the Escrowed Materials have been properly deposited and maintained. The Escrow Agent shall release the Escrowed Materials to Lavvan, in accordance with the terms of the Escrow Agreement, upon the occurrence of any one or more of the following events (the “Release Conditions”): (i) a Breach Condition, provided that Lavvan hereby agrees not to enforce its rights under this Section 4.4.4 or Section 5.7 until and unless such Breach Condition remains uncured and this Agreement is terminated in accordance with Section 10.3; (ii) a receiver or trustee in bankruptcy is appointed for Amyris or its property; (iii) Amyris makes a general assignment for the benefit of its creditors; (iv) Amyris commences, or has commenced against it, bankruptcy, insolvency or reorganization proceedings under any bankruptcy, insolvency, or reorganization law, which proceedings are not dismissed within sixty (60) days; or (v) such other release conditions as the Parties may agree in the Escrow Agreement.”
2.1.2.A new Section 11.12.14 is hereby added to the RCL Agreement as follows:
“As of the Amendment Date, Amyris is not in default under, no event of default has occurred under, and Amyris is not in material breach in respect of, any contract or agreement to which it is a party, or any instrument or document under which it is indebted, that has not been waived, where such default, event of default, or breach would reasonably be expected to have a material adverse effect on Amyris or its assets.”
2.1.3.A new Section 11.12.15 is hereby added to the RCL Agreement as follows:
“As of the Amendment Date, Amyris has timely made all public disclosures and filed all reports required by any governmental authority or by any securities exchange (other than its Annual Report on Form 10-K for the year ended December 31, 2018 and its Quarterly Report on Form 10-Q for the three months ended March 31, 2018), and except as disclosed by Amyris in writing (including by email) to Lavvan prior to the Amendment Date (i) there have been no events that have occurred as of the Amendment Date giving rise to an obligation by Amyris to file a Current Report on Form 8-K other than events that have previously been disclosed on a Form 8-K filed by Amyris and (ii) Amyris is not aware of any information, event or occurrence that could reasonably be expected to give rise to any requirement by any governmental authority or securities exchange that it be publicly disclosed on or before the Amendment Date or within the ten (10) business days following the Amendment Date .”
2.1.4.Additionally, reference is made to the New Note in the principal amount of $9.7 million, as defined in the Form 8-k filed by Amyris with the SEC on May 17, 2019. Prior to the maturity date of the New Note, Amyris will exchange the New Note for shares of the Company’s common stock or refinance the New Note with a debt instrument having a maturity date on or after June 14, 2020.

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Exhibit 99.03
ARTICLE 3
CONFIRMATION
3.1 Confirmation
Except as amended above, the RCL Agreement shall remain in full force and effect, unaltered. This Amendment No. 1 and the RCL Agreement constitute a single agreement and to the extent possible shall be read together as one single, integrated instrument. In the event of a conflict between the RCL Agreement and this Amendment No. 1, this Amendment No.1 shall prevail. This Amendment No. 1 may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one instrument.
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Exhibit 99.03
IN WITNESS WHEREOF the parties have executed this Amendment No. 1 as of the date first above written.

Amyris, Inc.
By: /s/ Kathleen Valiasek
Name: Kathleen Valiasek
Title: Chief Financial Officer
Lavvan, Inc.
By: /s/ Etan Bendheim
Name: Etan Bendheim
Title: President
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